[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.10

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT, effective as of January 24, 2003, between Respirics, Inc., a corporation organized and existing under the laws of Delaware, with its principal offices located at 6008 Triangle Drive, Suite 101, Raleigh, NC 27617 (“Respirics”), and TEAMM Pharmaceuticals, Inc., a Delaware corporation and subsidiary of Accentia, Inc., a Florida corporation; having its principal place of business at 3000 Aerial Center Parkway, Suite 110, Morrisville, North Carolina 27560 (“TEAMM”).

WITNESSETH

WHEREAS, Respirics, among other things, is engaged in the research, development, and manufacture of MD Turbo™, a medical device for the delivery of drug therapies via inhalation; and;

WHEREAS, TEAMM has experience and capability in the marketing and distribution of such products and desires to distribute such products;

NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1. Definitions. In addition to various terms defined throughout the Agreement, the following capitalized terms shall have the meanings set forth below:

1.1	“Act” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended, and the regulations promulgated thereunder.

1.2	“Approval Date” means the date upon which the FDA (as defined below) permits the initial sale of Product (as defined below) for use as a medical device pursuant to FDA’s approval of a 510(k) submission filed by Respirics with respect to the Product.

1.3	“Contract Manufacturer” means any third party with whom Respirics contracts for the manufacture of Product on its behalf.

1.4	“FDA” means the United States Food and Drug Administration or any successor agency.

1.5	“Good Manufacturing Practices” or “GMP” means the applicable current good manufacturing practices promulgated from time to time by the FDA in accordance with the Act.

1.6

“Net Sales Price” means, for each Product sold hereunder, the greater of (i) the invoiced sales price or (ii) an amount equal to two and one-half (2-1/2) times the Purchase Price (as defined below), less the Purchase Price (as established pursuant to Section 7.1 hereof) and any charges for (a) sales taxes or other taxes separately stated on the invoice, (b) shipping and insurance charges and (c) customs duties, surcharges and other government charges incurred. The Net Sales Price shall only be used for purposes of calculating payments to Respirics pursuant to Section 7.5, and TEAMM may offer the Products to customers at such prices as TEAMM, in its sole discretion, may determine, in accordance with Section 7.2.

1.7	“Net Sales” means the total Net Sales Price (as calculated for each Product pursuant to Section 1.6) of all Products sold hereunder, after deducting actual allowances for returned or defective goods. Products will be considered sold when firm written orders are received, billed out, or when delivered and paid for, or paid for before delivery, whichever first occurs. The distribution of reasonable quantities of free promotional samples of Products shall not be considered a sale of a Product for royalty purposes.

1.8	“Product” means Respirics’ MD Turbo™ metered dose inhaler drug delivery device, as described in the patents and patent applications listed on Exhibit A, attached hereto and incorporated herein by reference.

1.9	“Proprietary Information” means all financial information, marketing information, sales information, customer information, raw materials, know-how, drawings, compositions, manufacturing and other specifications, analytical procedures, flow sheets, reports, market studies, preclinical and clinical test results, FDA and other regulatory submissions, software and other medical, research, technical, and marketing information disclosed, directly or indirectly, by either party to the other party designated “Confidential”, “Proprietary” or the like, or which by its nature is information normally intended to be held in confidence, unless the receiving party demonstrates that such information: (a) is or becomes public knowledge through no fault of the receiving party; (b) is legally in the possession of the receiving party prior to receipt from the disclosing party, as shown by receiving party’s written records; or (c) is subsequently and lawfully received without obligation of confidentiality from a third party under no nondisclosure obligation with respect to such information.

1.10	“Territory” means the United States of America.

2. Development

2.1	Approval. Respirics shall use commercially reasonable efforts to develop the final form of the Product and obtain regulatory approval from FDA for the sale of the Product pursuant to the terms of the Product Development Agreement between Respirics and TEAMM, entered into as of the date of this Agreement, a copy of which is attached hereto as Exhibit B (the “Product Development Agreement”).

2.2	Agreement Effective Only Upon Approval. This Agreement shall only become effective and binding upon Respirics’ successful completion of the Development Program within its prescribed budget and schedule, as defined in the Product Development Agreement, and final clearance and approval by the FDA of Respirics’ 510(k) submission with respect to the Product.

3. Distribution of Product.

3.1	Grant. Subject to the limitations contained in this Agreement, effective as of the Approval Date, Respirics hereby grants to TEAMM the exclusive right to sell, market, promote, distribute, and otherwise transfer, dispose, provide and place (“sell”) Products in the Territory. TEAMM may, upon the prior written approval of Respirics, which may be withheld in Respirics’ sole discretion, distribute the Products directly or through one or more reasonably qualified agents (“Subdistributors”); provided, however that any such permitted Subdistributors enter into a written agreement with TEAMM and Respirics requiring them to assume the obligations of TEAMM under this Agreement and abide by and perform in accordance with and subject to the terms and conditions of this Agreement.

3.2	Exclusivity. During the term of this Agreement, TEAMM shall not sell any item similar or competitive in nature to the Products in the Territory. TEAMM shall not distribute Products outside the Territory.

3.3	Supply Requirements. TEAMM shall purchase from Respirics all of TEAMM’s requirements of Products for marketing, sample, and resale purposes within the Territory. During the term of this Agreement, TEAMM shall not (i) manufacture any such Products or similar products or (ii) purchase any such Products or similar products from a supplier other than Respirics.

3.4	Performance Requirements.

(a)	TEAMM shall use commercially reasonable efforts to promote the sale of the Products. TEAMM’s promotional efforts shall include, but not be limited to, preparing and distributing promotional materials to be used in the Territory by TEAMM, actively and regularly participating in and/or sponsoring appropriate trade shows and conferences, advertising in trade or consumer publications applicable to the Territory, and directly soliciting healthcare providers and customers within the Territory by the TEAMM sales force.

(b)

TEAMM shall expend reasonably sufficient financial resources to fund the efforts described in Section 3.4(a), with such annual expenditures equaling or exceeding the amounts described on Exhibit C, attached hereto and incorporated herein by reference, and shall allocate such expenditures among its marketing activities, including but not limited to preparing and distributing promotional materials, actively and regularly participating in and/or sponsoring appropriate trade shows and conferences, and advertising in trade or consumer publications, in a commercially reasonable fashion. Such minimum annual amounts shall not include expenses related to the (i) purchase of Products for distribution as marketing samples or (ii) employment, compensation, or travel of sales representatives, both of which shall be TEAMM’s sole responsibility.

(c)	TEAMM shall dedicate a commercially reasonable portion of its sales force’s efforts to the promotion and sale of Products, and the number of its sales representatives so dedicated shall equal or exceed the minimum numbers described on Exhibit C during the specified time periods.

(d)	TEAMM shall comply with the Act and all other applicable, legal, health and safety requirements, laws and regulations in all marketing and sales activities. TEAMM shall not promote the Products for any uses not approved for Products by applicable regulatory agencies.

3.5	Terms and Conditions. All orders for Products shall be initiated by written purchase orders. No order shall be binding unless consistent with this Agreement. Acceptance by Respirics of TEAMM’s purchase order is expressly limited to and conditioned upon, and only upon, TEAMM’s acceptance of the terms and conditions set forth in this Agreement, which may not be changed or waived except in a writing signed by the parties. TEAMM’s purchase orders submitted to Respirics shall be governed by the terms of this Agreement and Respirics’ published Standard Terms and Conditions of Sale as in effect at the time of such purchase; provided, however, that in the event of a conflict between the terms of this Agreement and Respirics’ Standard Terms and Conditions of Sale, this Agreement shall control and any additional, inconsistent or different terms and conditions contained in any purchase order, acknowledgment, confirmation, acceptance, invoice, or other documents supplied by TEAMM or Respirics are hereby expressly rejected. A copy of Respirics’ current Standard Terms and Conditions of Sale is attached hereto as Exhibit D and incorporated herein by reference. Respirics shall advise TEAMM in writing at least thirty (30) days in advance of any proposed material changes to the Standard Terms and Conditions.

3.6	Rejection. TEAMM shall notify Respirics of obvious damage relating to the manufacturing or packaging of the Products (other than damage solely associated with the shipping of the Products) within ten (10) days of its receipt of the Products, with such notice stating with particularity the reason for such rejection. Any such Product not rejected for obvious damage within ten (10) days after receipt by TEAMM or its distributors (the “Rejection Period”) shall be deemed accepted. Respirics shall promptly replace any rejected Products. After the Rejection Period, TEAMM may not return any such obviously damaged Products for any reason, and Respirics shall have no liability with respect to such damaged Products, without Respirics’ prior written consent.

4. Marketing and Support Activities.

4.1	Marketing Meetings; Reports. The parties shall meet at least quarterly to discuss TEAMM’s market plans, product improvement suggestions, and other information concerning the marketing and development of the Products. TEAMM shall provide information available to it about the Products and its ability to compete with other products for related uses and to meet customer needs. TEAMM shall provide Respirics information regarding sales of the Products such as pricing trends by geographic region as well as sales information indicating sales by geographic region.

4.2	Promotional Material. TEAMM shall prepare promotional literature and advertisements for the product, copies of which shall be submitted to Respirics in advance of their use or distribution, and TEAMM shall utilize such materials in its marketing efforts, provided that the use of any such materials incorporating any Trademarks (as defined below) shall require Respirics’ prior written approval, such approval not to be unreasonably withheld. Respirics will also furnish TEAMM with copies of promotional literature and advertisements, if any, it prepares for the Product and wishes TEAMM to use. Respirics and TEAMM shall comply with all requirements of the Act and applicable federal, state, and local laws rules, and regulations in their advertising and other promotional activities. TEAMM shall cease and desist using any such materials to the extent Respirics notifies TEAMM of its good faith belief that any such materials violate any such laws, rules, or regulations.

4.3	Packaging, Labeling. Respirics shall manufacture, label and package, or shall cause its Contract Manufacturer(s) to manufacture, label, and package, the Products in final form for distribution by TEAMM. In addition to all applicable legal requirements, the labels shall (i) comply with the requirements set forth in Section 4.4 below, (ii) prominently and clearly display “Respirics™,” and (iii) prominently and clearly identify Respirics as the manufacturer of the Products. TEAMM shall not repackage or label any Products and shall not alter any Products or any package or label used in connection with any Products except as specifically authorized in writing by Respirics. In the event that Respirics shall authorize or require repackaging or re-labeling, TEAMM shall comply in all respects with the instructions of Respirics, at the expense of Respirics.

4.4

Trademarks and Trade Names. Effective upon the Approval Date, Respirics hereby grants TEAMM the nontransferable, nonexclusive right to use in the Territory the trademarks and trade names listed on Exhibit E, attached hereto and incorporated herein by reference, and any other trademarks owned by Respirics which it may designate in writing for use by TEAMM (collectively, the “Trademarks”) in connection with the marketing and sale of the Products for the term of this Agreement. The Products shall be marketed and sold only under the Trademarks, and the name “Respirics” as required under Section 4.3. TEAMM acknowledges that it has and will obtain no proprietary interest in the Trademarks and agrees not to use the same as part of its corporate or business name. TEAMM’s right to the use of any Trademark or other property of Respirics shall terminate immediately upon termination of this Agreement. TEAMM shall use the Trademarks only in the manner prescribed by Respirics. The Products are offered for sale and sold by Respirics subject in every case to the condition that such sale does not convey any licenses, express or implied, to manufacture, duplicate or otherwise copy or reproduce any Product. In the event of termination of this Agreement, TEAMM shall not manufacture or have manufactured any devices utilizing any information belonging to Respirics.

4.5	Marketing Assistance/Training. Respirics agrees to provide technical training, and technical assistance to TEAMM personnel at periodic intervals, with the frequency and content to be determined by mutual agreement.

4.6	Support. Respirics will use reasonable efforts to support the sale of Products by TEAMM where requested by TEAMM. Such support shall be provided in the sole discretion of Respirics.

4.7	Product Warranty. TEAMM shall make no representation or warranty about the Products, whether in writing or orally, except as is contained in written materials authorized or delivered to TEAMM by Respirics expressly for use in promoting the sale of the Product or as may otherwise be agreed to by Respirics in writing.

5. Compliance.

5.1	Registrations.

(a)	Respirics shall use commercially reasonable efforts to maintain regulatory approvals and requirements for it to sell the Products in the Territory. Respirics shall have sole discretion as to the commercial reasonableness of any acts required on its part to maintain any regulatory approval or requirement.

(b)	Respirics shall promptly provide to TEAMM copies of all required Product notifications and registrations to regulatory agencies (including device listing reports) including copies of all letters received from the FDA.

5.2

Reporting Obligations. TEAMM shall maintain or cause to be maintained, all complaint files and other records required to be maintained by the FDA and other regulatory agencies with respect to Products purchased by TEAMM from Respirics. Respirics shall promptly provide to TEAMM copies of all complaints received with respect to the Products sold to TEAMM as well as responses sent, if any. TEAMM shall promptly provide Respirics with copies of any complaints relating to the Products received by TEAMM. Except to the extent TEAMM is otherwise required by law, Respirics shall submit to the FDA all reports of complaints, malfunctions, failures or deterioration in the characteristics or performance or instructions for use or inadequacy in labeling which may have led or lead to death or serious injury and all other information about the Products required to be submitted to any regulatory agency.

5.3	Manufacturing. Respirics shall use commercially reasonable efforts to comply and cause its Manufacturing Contractor(s) to comply, as appropriate, with all applicable ISO9000 and GMP requirements, including all national technical and quality standards applicable to the Products which are incorporated into ISO9000 and GMP. Respirics and its Manufacturing Contractors shall have sole discretion as to the commercial reasonableness of any acts required on their part with respect to ISO9000 and GMP compliance, provided, however, Respirics shall notify TEAMM of any citations from discussions with a regulatory body where such discussions and citations relate to a material aspect of ISO9000 and/or GMP compliance.

5.4	Samples. Respirics shall retain, or cause its Manufacturing Contractors to retain, samples of each lot of the Products for time periods which are in accordance with ISO9000 and GMP.

5.5	Product Recalls and Field Corrective Actions. In the event (i) any government authority issues a directive or order that a Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) Respirics determines that a Product should be recalled or that a Field Corrective Action should occur, the parties shall take all appropriate corrective actions. TEAMM will, upon approval by Respirics, provide notice to customers of the recall of the Product. Respirics shall be responsible for the cost of notifying end users and for determining the corrective actions to be taken and the reasonable costs associated with such actions, unless Respirics can affirmatively identify that the recall is a direct result of a TEAMM act or omission. Respirics and TEAMM shall fully cooperate with one another and provide all reasonable assistance in conducting any recall or Field Corrective Action under this Section 5.5. TEAMM shall maintain records of all sales of the Products sufficient to carry out a recall with respect to Products purchased under the Agreement.

5.6	General Obligations of Respirics and TEAMM.

(a)	Except as otherwise expressly provided in the Agreement, Respirics shall manufacture, test, package, and label the Products or use commercially reasonable efforts to cause its or Contract Manufacturer(s) to do the same. TEAMM shall price, invoice and have shipped in the Territory all Products.

(b)

Respirics shall manufacture, test, package, label and release, or use commercially reasonable efforts to cause its Contract Manufacturer(s) to manufacture, test, package, label, and release, the Products in accordance with all applicable ISO9000 and GMP requirements. TEAMM shall maintain, store and ship the Products in accordance with all applicable GMP requirements.

(c)	Each party shall promptly notify the other party of, and shall provide the other party with copies of, any correspondence and other documentation received or prepared in connection with any of the following events: (1) receipt of any material correspondence from the FDA in connection with the manufacture, sale or use of the Products; (2) any recall of the Products; (3) the withdrawal of the Products from the market; (4) any regulatory comments relating to the manufacture of the Products requiring a response or action by either party.

(d)	Respirics shall maintain all manufacturing and analytical records, all records of shipments of the Products from Respirics, and all validation data relating to the Products for the time periods required by applicable laws and regulations, or provide for the same in its manufacturing contracts for the Products with its Contract Manufacture(s). Respirics shall make such data available to the FDA upon request of the FDA, such request being made either directly to TEAMM or to Respirics, or otherwise as required by applicable law.

5.7	Orders.

(a)	Forecasts. Beginning ninety (90) days prior to the estimated Approval Date (as estimated in good faith by Respirics), TEAMM shall provide monthly, by the tenth (10th ) day of each month thereafter, its estimated forecast of Product purchases (including those intended for use as samples as those to be sold) for each of the six (6) months following the end of the month in which such forecast is submitted (each a “Forecast”). All Forecasts under this Agreement and updates thereof for any period will constitute a firm obligation of TEAMM to purchase the quantities of Products indicated only for the first three months of such Forecast, and such amounts shall, in the aggregate over each quarterly period, equal or exceed the minimum amounts of sale and sample units required described in Exhibit C.

In the event that a third party’s introduction to the market of a functionally superior product with characteristics and competitive features superior to those of the Product subsequent to the execution of this Agreement prevents TEAMM from satisfying its obligations under this Section 5.7(a), TEAMM and Respirics agree to review Exhibit C and make reasonable, good faith adjustments to the minimum forecasts included therein if and as necessitated by changing external market conditions beyond TEAMM’s reasonable control, provided that Respirics shall not be obligated to make or agree to any such adjustments in the event TEAMM has not dedicated financial, human, and other resources reasonably sufficient to satisfy its sales obligations under this Agreement.

Notwithstanding the foregoing, if TEAMM fails to order the minimum amount of Products required of it for a particular quarterly sales period, as described on Exhibit C, TEAMM shall have a one year grace period from the end of such quarter to purchase the remaining amounts of Products for such quarter during the subsequent four quarters, provided that TEAMM also purchases the minimum quarterly sales amounts for such subsequent four quarters. For example, based on Exhibit C’s figures, if TEAMM only orders 80,000 Products for the first quarter of 2005 (including samples), and has fulfilled its previous minimum purchase requirements (including samples), it may avoid termination and breach under this provision by ordering at least 522,000 Products (including samples) over the next four quarters (up to the first quarter of 2006). If TEAMM’s aggregate total orders for the initial below-minimum quarter and the subsequent four quarters do not equal or exceed the sum of the minimum amounts listed on Exhibit C for those five quarters, TEAMM shall be in breach of this Section 5.7(a) and, in addition to and without limiting any legal remedies Respirics may have for such breach, Respirics shall be entitled to immediately terminate this Agreement, or its exclusivity, and enter into alternative distribution agreements in the Territory, and TEAMM shall receive no further compensation under this Agreement if Respirics terminates this Agreement within twelve (12) months of the Approval Date.

If Respirics terminates this Agreement pursuant to this Section 5.7(a) following the first anniversary of the Approval Date, Respirics shall pay TEAMM the following amounts during the first twelve (12) months following such termination:

i.	[*]% of income actually received by Respirics, during the first twelve (12) months following termination, solely and directly attributable to any license granted by Respirics to third parties with respect to the sale of Products in the Territory, including but not limited to license fees, technology access fees, royalties, and the like, but excluding research funding or support, contract or consulting fees, manufacturing or marketing costs or expenses, payments for unrelated services or rights, debt or equity investments, taxes, and patent cost reimbursement; and

ii.

[*]% of gross sales of Products sold to end users (excluding licensees, distribution partners, and other parties under commercial contract with Respirics) by Respirics in the Territory during the first twelve (12) months following termination, less all development, manufacturing, marketing, sales, shipping, and other related direct or indirect costs and a provision, determined under generally accepted accounting principles for (i) trade, cash, prompt payment and/or quantity discounts or rebates, (ii) credits or allowances, if any, actually made or granted (prospectively or retroactively) on account of price adjustments, recalls, rejection or return, or on account of uncollectible amounts on, of Products previously sold, including Medicare or other similar rebates or discounts, (iii) credits or allowances given or made for wastage replacement or indigent patient programs, and (iv) taxes on sales (including but not limited to sales and use taxes).

(b)	Written Orders. TEAMM shall initiate orders for Products, including those for sale and for use as marketing samples, by written purchase orders, which may be submitted by facsimile. Orders are subject to acceptance by Respirics, preferably by reply facsimile. In the event TEAMM’s purchase order contains terms conditions which are in addition to, or differ from or contradict the terms of this Agreement, the terms of this Agreement shall control.

(c)	Delivery. Respirics shall use commercially reasonable efforts to supply the Products ordered by TEAMM, provided, however, that Respirics shall not be obligated to deliver Products to the extent that orders for such Products exceed 125% of the quantities stated in the portion of any forecast which contains the firm obligation of TEAMM to purchase Products. Respirics shipments of Products shall be delivered FOB freight collect Respirics’ or its Contract Manufacturers’ distribution site(s), to TEAMM’s carrier at which time title, ownership and risk of loss and damage shall pass to TEAMM. Respirics shall deliver or cause or its Contract Manufacture(s) to deliver Products, properly packed for distribution, to the carrier selected by TEAMM at Respirics’ or its Contract Manufacturers’ distribution site(s). All freight and insurance expenses, as well as any special handling or special packing expenses requested by TEAMM, shall be paid by TEAMM. TEAMM shall bear any and all applicable taxes, duties and similar charges that may be assessed against the Products after delivery to the carrier at Respirics’ or its Contract Manufacturers’ distribution site(s). Respirics shall include, or cause its Contract Manufacturer’s to include, shipping documents with Products in accordance with TEAMM’s reasonable requests.

5.8	Packaging. Respirics shall provide, or cause its Contract Manufacturer(s) to provide, all necessary labels and package inserts for all Products as well as for the shipping container, which labels and package inserts shall comply with applicable FDA requirements. TEAMM shall not use any other labels or package inserts for any Products.

5.9	Taxes; Duties. The actual amount of sales, use, excise, value-added and similar taxes levied upon or applicable to the transfer of Product to TEAMM are payable by TEAMM. TEAMM shall pay all duties, tariffs, surcharges and other customs and other governmental fees levied in connection with the shipment of the Products.

6. Product Warranty.

6.1	Standard Limited Warranty. Respirics warrants that the Products shall, at the time of shipment, (a) comply with the requirements of the Act, if applicable, and shall until their expiration date conform to the labeling and package inserts; (b) will not be products that are adulterated or misbranded within the meaning of the Act; (c) shall have been manufactured, packaged, stored and shipped in conformity with applicable ISO9000 and GMP requirements; and (d) will not be products that may not be introduced into interstate commerce pursuant to applicable federal or state law.

This limited warranty is contingent upon proper use of a Product in the application for which such Product was intended and does not cover Products that were modified without Respirics’ written approval, that have expired, or that were improperly stored or handled.

6.2	No Other Warranty. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN SECTION 6.1 ABOVE, RESPIRICS GRANTS NO WARRANTIES FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND RESPIRICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON- INFRINGEMENT.

6.3	Remedy and Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED HEREIN, RESPIRICS’ LIABILITY, TEAMM’S AND ITS CUSTOMERS SOLE REMEDY, AND THE LIMITED WARRANTY UNDER THIS AGREEMENT WITH RESPECT TO ANY PRODUCTS SHALL BE LIMITED TO A REFUND OF TEAMM’S COST OF PRODUCTS OR REPAIR OR REPLACEMENT, AT RESPIRICS’ SOLE DISCRETION. IN NO EVENT SHALL RESPIRICS BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE PRODUCT OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY OR OTHERWISE.

7. Payments for Product.

7.1

Purchase Price. TEAMM shall pay Respirics a purchase price (the “Purchase Price”) per single unit of Product in an amount set by Respirics, in its sole discretion, based on its costs and expenses related to the manufacturing of the Product. Respirics currently estimates that the Purchase Price will be between $[*] $[*] unit, excluding costs related to packaging and additional requirements or features requested by TEAMM, which costs shall be the sole responsibility of TEAMM. The parties shall enter into a separate supply agreement on commercially reasonable terms governing the final Purchase Price, packaging requirements, and other details of Respirics’ obligations with respect to the delivery of Products to TEAMM, consistent with the terms of this Agreement, prior to Respirics’ initial delivery of Products to TEAMM hereunder.

7.2	Resale Prices. TEAMM may offer the Products to its customers at such prices as it, in its sole discretion, may determine, provided that TEAMM shall price Products for sale in accordance with its pricing model for all of its other products. Respirics shall have no right to determine the prices at which TEAMM may offer the Products for resale. TEAMM currently estimates that the retail price will be between $[*] unit.

7.3	Samples. Beginning on the Approval Date and for the remaining term of this Agreement, Respirics shall supply Products to TEAMM for use as marketing samples for distribution to healthcare providers in accordance with Sections 3.4 and 5.7. The price for such Products shall be equal to that set in Section 7.1 above, and shall be paid by TEAMM to Respirics as part of its payment for all Products ordered from Respirics under this Agreement.

7.4	Minimum Sales. For each quarterly sales period described on Exhibit C, TEAMM shall sell a number of Products equaling or exceeding the minimum figure indicated on Exhibit C for such period. Notwithstanding the foregoing, if TEAMM fails to meet attain the minimum sales of Products required of it for a particular quarterly sales period (where the definition of sales shall include firm written orders received but not yet shipped by TEAMM), TEAMM shall have a one year grace period from the end of such quarter to purchase remaining amounts for such quarter during the subsequent four quarters, provided that TEAMM also purchases the minimum sales amounts for such subsequent four quarters. For example, based on Exhibit C’s figures, if TEAMM only sells 80,000 Products in the first quarter of 2005 (and has fulfilled its previous minimum sales requirements), it may avoid termination and breach under this provision by selling at least 470,000 Products over the next four quarters. If TEAMM’s aggregate total sales for the initial below-minimum quarter and the subsequent four quarters do not equal or exceed the sum of the minimum amounts listed on Exhibit C for those five quarters, TEAMM shall be in breach of this Section 7.4 and, in addition to and without limiting any legal remedies Respirics may have for such breach, Respirics shall be entitled to terminate this Agreement or its exclusivity at any time and enter into alternative distribution agreements in the Territory.

7.5	Payment Due. Beginning on the Approval Date and continuing for the life of this Agreement, TEAMM will pay Respirics an amount equal to [*]% of Net Sales, provided that TEAMM shall pay the initial $[*] of such amounts to Frank E, O’Donnell, MD or his assignee as reimbursement for the amounts provided to Respirics under the Product Development Agreement. Amounts hereunder shall be reported and paid in accordance with Section 7.7.

7.6	Invoice Payment Date. All Respirics invoices for amounts due as a result of TEAMM’s purchase of Products from Respirics hereunder shall be sent simultaneously with or promptly following the shipment of such Products, and be paid by TEAMM net 30 days from date of invoice in US Dollars; amounts paid based on Net Sales shall be paid pursuant to Section 7.7 below. Any amounts invoiced pursuant to the foregoing or any other amounts not paid when due shall be subject to a service charge at the lower of the rate of one and one-half (1.5%) percent per month or the maximum rate permitted by law. If TEAMM fails to make any payment to Respirics when due, Respirics may, upon thirty (30) days written notice to TEAMM and without affecting any other rights under this Agreement, (i) terminate this Agreement, (ii) cancel or delay shipments hereunder, or (iii) terminate the grant of exclusivity to TEAMM if TEAMM foils to cure such failure to pay within such thirty (30) day period.

7.7	Sales Reporting and Payment Dates. After the first sale of a Product by TEAMM, TEAMM shall make quarterly written reports to Respirics within 30 days after the first day of each January, April, July, and October during the term of this Agreement and as of such dates, stating in each such report the number, description, and aggregate sales of Products sold during the preceding three calendar months and upon which amounts are payable as provided in Section 7.5 hereof. The first such report shall include all such Products so sold prior to the date of such report. Concurrently with the making of each such report, TEAMM shall pay Respirics at the rate specified in Section 7.5 of this Agreement on the Products included therein.

7.8	Accounting and Records. TEAMM will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to Respirics under this Agreement. Such books and records will be kept at TEAMM’s principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be open at all reasonable times for inspection by a representative of Respirics for the purpose of verifying TEAMM’s royalty statements, or TEAMM’s compliance in other respects with this Agreement. The representative and Respirics will be obliged to treat as confidential all relevant matters except information relating to the accuracy of such reports and payments or except as required by law. Such inspections shall be at the expense of Respirics, unless a variation or error in excess of ten percent (10%) is discovered in the course of any such inspection, whereupon all costs relating thereto shall be paid by TEAMM. TEAMM will pay to Respirics within thirty (30) days of receiving notice from Respirics the full amount of any underpayment, together with interest thereon as described in Section 7.6 above.

8. Confidentiality.

8.1	Non-Disclosure. During the duration of this Agreement and thereafter, neither patty shall disclose to third parties, or use for its benefit, in whole or in part, any

Proprietary Information received from other party, except to the extent required to perform its obligations under this Agreement or comply with the Act or other laws. Each party shall take all reasonable steps to minimize the risk of disclosure of Proprietary Information, including, without limitation:

(a)	ensuring that only its employees whose duties require them to possess such information have access-thereto;

(b)	ensuring that such employees are contractually bound to maintain the confidentiality of such information on terms substantially similar to those of this Agreement; and

(c)	exercising at least the same degree of care that it uses for its own Proprietary Information, which degree of care shall be no less than reasonable.

8.2	Duties Upon Termination. Except as otherwise permitted under this Agreement, upon request by the disclosing party after expiration or termination of this Agreement, the other party shall either return all of such disclosing party’s Proprietary Information (including data, memoranda, drawings and other writings and tapes and all copies thereof) received or prepared by it or destroy the same, and, in any event, shall make no further use of such Proprietary Information provided, however, that counsel for the receiving party may keep one copy of the Proprietary Information for purposes of ascertaining the receiving party’s obligations pursuant to this Section 8.

8.3	Use of Proprietary Information. During the duration of this Agreement and thereafter, neither party shall use the other party’s Proprietary Information for any purposes, except to perform its obligations hereunder.

8.4	Injunctive Relief. Each party acknowledges that the other party would not have an adequate remedy at law for breach of any of the covenants contained in this Section 8 and hereby consents to the enforcement of same by the other party by means of temporary or permanent injunction issued by any court having jurisdiction thereof and further agrees that the other party shall be entitled to assert any claim it may have for damages resulting from the breach of such covenants in addition to seeking injunctive or other relief.

9. Indemnification.

9.1

Indemnification by Respirics. Subject to TEAMM’s compliance with its obligations set forth in Section 9.3 below, Respirics shall indemnify, defend and hold TEAMM and its Subdistributors, their shareholders, directors, officers, employees and agents harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys’ fees and other costs of defense) (collectively “Losses”) attributable to, or arising out of a breach by Respirics of any of Respirics’ warranties, representations, covenants or obligations hereunder or any claim, lawsuit or other action by a third party for breach of contract, personal injury or property damage to the extent caused by a breach by Respirics of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by Respirics’ fault, negligence or breach of any of its obligations hereunder concerning the use or sale of the Product.

9.2	Indemnification by TEAMM. Subject to Respirics’ compliance with its obligations set forth in Section 9.3 below, TEAMM shall indemnify, defend and hold Respirics, its Contract Manufacturers, shareholders, directors, officers, employees and agents harmless from and against any and all Losses attributable to, or arising out of a breach by TEAMM of any of TEAMM’s warranties, representations, covenants or obligations hereunder, or any claim, lawsuit or other action by a third party for, breach of contract, personal injury or property damage to the extent caused by a breach by TEAMM of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by TEAMM’s fault, negligence or breach of any its obligations hereunder concerning the use or sale of the Product.

9.3	Notice and Assistance. A party (the “indemnitee”) which intends to claim indemnification under this Section 9 shall promptly notify the other party (the “indemnitor”) in writing of any action, claim or other matter in respect of which the indemnitee or any of its employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or other matter and agrees to the complete control of such defense or settlement by the indemnitor; provided, however, that such settlement does not adversely affect the indemnitee’s rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. At the expense of the indemnitor, the indemnitee shall render the indemnitor all assistance reasonably necessary in defending against such claim, suit, or action. The indemnitee party shall have the right at its expense, to retain separate counsel to act in an advisory capacity in connection with any matter involving a claim for indemnity and the indemnitor will cooperate with such counsel.

10. Patents.

10.1

Ownership. Except as provided herein with respect to trademarks, TEAMM acknowledges that it does not have, nor does it hereby acquire, any right, title and interest in and to any patents, patent applications, trademarks or other proprietary rights of Respirics or its licensors. All right, title, and interest to all inventions, discoveries, and improvements relating to the Product, including but not limited to those made by TEAMM, whether or not patentable (“Improvements”), and the intellectual property rights related thereto, shall be owned by Respirics. TEAMM agrees to (i) promptly disclose all Improvements to Respirics, (ii) assist Respirics in every proper way to obtain and from time to time to enforce such its rights relating to Improvements, and (iii) execute and deliver to Respirics or its nominee upon request all such documents or undertake such actions as Respirics or its nominee may determine are necessary or appropriate to effect the foregoing, including assignments of inventions.

10.2	Patent Infringement.

(a)	Defense. TEAMM agrees that Respirics has the right to defend or at Respirics’ option to settle, and Respirics agrees at Respirics’ expense, to defend or at Respirics’ option to settle, each claim, suit or proceeding brought against TEAMM or TEAMM’s customers arising out of or related to an allegation of infringement of any United States patent, copyright, or trademark or misappropriation of trade secrets by the sale of Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Respirics shall have sole control of any such action or settlement negotiations, and Respirics agrees to pay, subject to the limitations hereinafter set forth, any final judgment (including all pre-judgment and post-judgment interest) entered against TEAMM or TEAMM’s customers on such issue in any such suit or proceeding defended by Respirics. TEAMM agrees that Respirics at Respirics’ sole option, shall be relieved of the foregoing obligations unless TEAMM or TEAMM’s customers shall notify Respirics promptly in writing of such claim, suit or preceding and gives Respirics authority to proceed as contemplated herein, and at Respirics’ expense, cooperates with Respirics to settle and/or defend any such claim, suit or proceeding. Respirics shall not be liable for any costs or expenses incurred without Respirics’ written authorization.

(b)	Limitation. Notwithstanding the provisions of Section 10.2(a) above, Respirics assumes no liability for (i) infringements covering completed Products or any composition, assembly, combination method or process in which any of the Products may be used but not covering Products when used alone; provided, however, that such limitation shall not apply where the sale or use of the Product (whether or not in any composition, assembly, combination, method or process) is a sale for a use or a use intended or approved by Respirics; (ii) infringements involving any marking or branding not applied by Respirics or applied at the request of TEAMM; or (iii) infringements involving the modification of the Products, or any part thereof, unless such modification was performed by Respirics or in accordance with Respirics’ written instructions or approved by Respirics.

(c)	THE FOREGOING PROVISIONS OF THIS SECTION 10.2 STATE THE ENTIRE LIABILITY AND OBLIGATION OF RESPIRICS AND THE EXCLUSIVE REMEDY OF TEAMM WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS,

TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF.

(d)	Patent Enforcement. If TEAMM believes that a third party is reasonably likely infringing Respirics’ patent rights in the Territory, TEAMM shall promptly notify Respirics of that fact and shall provide to Respirics reasonable evidence of any such claim based upon materials available to TEAMM. Upon receipt of evidence satisfactory to Respirics of infringement, in Respirics’ sole discretion, Respirics shall then have the sole right (but not the obligation) to take action against such infringing third party.

(e)	Cooperation. If either party takes action against a third party pursuant to this Section 10.2, or if a third party claims the manufacture, use or sale of Product in the Territory infringes its patent or other proprietary rights, the other party agrees to provide reasonable assistance by supplying information within its control which may assist the party taking the enforcement action or defending such claim.

11. Term; Termination.

11.1	Term. The term of this Agreement shall be from January 24, 2003 until the last to expire of the U.S. patents listed on Exhibit A or any continuations, continuations in part, divisionals, provisionals, or reissues thereof, unless terminated earlier under the provisions of this Agreement.

11.2	Termination for Cause - Either Party. Without prejudice to any other rights it may have hereunder or at law or in equity, either party may terminate this Agreement immediately by written notice to the other party upon the occurrence of any of the following:

(a)	the other party becomes insolvent, an order for relief is entered against the other party under any bankruptcy or insolvency laws or laws of similar import;

(b)	the other party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business; or

(c)	after thirty (30) days’ written notice from the terminating party without cure by the other party of any material breach of this Agreement by the other party not involving minimum sales or payments.

11.3	Termination for Cause – Respirics. In addition to the rights to terminate provided under Sections 5.7, 7.4, 7.6, and 11.2 hereof, and without prejudice to any other rights it may have hereunder or at law or in equity, Respirics may terminate this Agreement at any time by written notice to TEAMM upon the failure by TEAMM to provide funding to Respirics when due as required by the terms of the Product Development Agreement.

11.4	Rights and Duties Upon Termination.

(a)	Termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of termination, including (i) Respirics’ delivery obligations resulting from any purchase order for Products placed by TEAMM prior to the effective date of termination, (ii) TEAMM’s payment obligations for such orders, and (iii) any royalty payment obligations incurred on Products sold as a result of such orders.

(b)	Except as provided otherwise in this Section 11.4, upon termination of the Agreement, Respirics shall use reasonable efforts to continue to sell and supply Products to TEAMM’s Customers. Respirics will honor the terms and conditions of TEAMM contracts with its customers to the extent such agreements have been entered into in arms-length transactions and the prices charged for the supply of Products are consistent with the market price for similar products sold by Respirics. Upon termination of this Agreement, TEAMM, upon Respirics’ request, shall assign to Respirics (or such other entities designated by Respirics) all product approvals, registrations and regulatory approvals to sell Products in the Territory; or, if assignment of any such registration or approval is not permissible under applicable law, where requested by Respirics, TEAMM shall grant Respirics (or its designee) a right of reference to such registrations and approvals. TEAMM shall otherwise use reasonable efforts to enable Respirics to import and sell the Products in such countries.

(c)	Upon termination of this Agreement, TEAMM will not for a period of two (2) years sell products which are competitive with the Product.

(d)	If Respirics terminates this Agreement pursuant to Sections 5.7, 7.4, 7.6, 11.2, or 11.3 hereof, TEAMM shall deliver to Respirics all of TEAMM’s customer lists, existing orders, promotional materials, marketing data and programs, business plans, and all other related information concerning its sales efforts with respect to the Products in order to enable Respirics to undertake sales of Products upon such termination, provided that such information shall be considered Respirics’ Proprietary Information hereunder thereafter, subject to the obligations of non-use and confidentiality prescribed in this Agreement.

(e)	Sections of this Agreement shall survive any termination of this Agreement which relate to confidentiality and indemnification, or otherwise which by their nature cannot be accomplished or fulfilled prior to termination or which relate to obligations of the parties accrued prior to termination.

11.5	Non-Competition. TEAMM shall not during the term of this Agreement manufacture, sell, distribute or cause to be distributed products competitive with the Product.

12. Miscellaneous.

12.1	Choice of Law; Jurisdiction. This Agreement and all purchase orders issued hereunder shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of North Carolina, without regard to its conflict of laws rules. All disputes with respect to this Agreement shall be brought and heard either in the North Carolina state courts located in Wake County, North Carolina, or the United States’ federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

12.2	Notices. All notices, approvals or other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission (confirmed in writing by other permitted means), air courier or by certified mail, postage prepaid, to the following addresses:

To TEAMM:

TEAMM Pharmaceuticals, Inc.

3000 Aerial Center Parkway, Suite 110

Morrisville, North Carolina 27560\

Attn: President

Fax: (919) 481-9300

To Respirics:

Respirics, Inc.

6008 Triangle Drive, Suite 101

Raleigh, NC 27617

Attn: President

Fax: (919) 789-4254

with a copy to:

Larry E. Robbins, Esq.

Wyrick Robbins Yates & Ponton, L.L.P.

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Fax: (919) 781-4865

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered or transmitted by facsimile, or five (5) days after so mailed.

12.3	Severability. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

12.4	Entire Agreement. This Agreement states the entire agreement between the parties hereto about the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto.

12.5	No Waiver. The failure of either party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

12.6	Assignment, Binding Effect. Neither party shall assign this Agreement nor any of their respective rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to any person or entity to which substantially all of its assets are transferred by operation of law or otherwise, including, but without limitation, by merger or transfer of stock. Any other attempted assignment without such consent shall be void. Any assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assignor/transferor pursuant to this Agreement.

12.7

Independent Contractor. Each party shall act as the independent contractor of the other party. Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of the other party, except to the extent specifically authorized in writing by the other party. Neither of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

12.8	Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.9	Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for any of the other counterpart.

12.10  Force Majeure. Neither party shall be deemed to be in default for failure or delay in performance to the extent of causes which are reasonably unforeseeable or, if foreseeable, reasonably unremediable in spite of diligent efforts to effect a reasonable remedy, and which are caused by act or omission of any governmental authority or of the other party, compliance with new governmental regulations, insurrection, riot, embargo, delays or shortages in transportation or inability to obtain necessary materials, and Acts of God or Nature.

12.11	Insurance. Respirics and TEAMM shall at all times maintain insurance, including but not limited to product liability insurance, in commercially reasonable amounts for their respective obligations and potential liabilities hereunder, provided that, during the period that any Products are being distributed, sold, and/or being used clinically and thereafter for the time any such products remain in clinical use, each party shall maintain product liability with a coverage limit of not less than Five Million Dollars ($5,000,000). Each party shall, at the request of the other party, provide such, evidence of such insurance as requested, including a certificate of insurance.

[Signature page to follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

RESPIRICS, INC.		TEAMM PHARMACEUTICALS, INC.

By:	/s/ Gilbert S. Mott, Jr.	By:	/s/ Martin G. Baum
Name:	Gilbert S. Mott, Jr.	Name:	Martin G. Baum
Title:	President and CEO	Title:	President and CEO

EXHIBIT A

PRODUCT PATENTS

Title	Serial Numbers and Dates
Device For Use With Metered Dose Inhalers (MDIs)	Patent No. 5,826,571 Patent Issued: October 27,1998

Device For Use With Metered Dose Inhalers (MDIs)	Patent No. 6,357,442 Patent Issued: March 19, 2002

Inhalation Actuated Device For Use With Metered Dose Inhalators (MDIs)	Patent Pending Serial No. 09/535,097 Filed March 24, 2000

Inhalation Actuated Device For Use With Metered Dose Inhalators (MDIs)	Patent Pending Serial No. 10/074,271 Filed February 11, 2002

EXHIBIT B

DEVELOPMENT AGREEMENT

EXHIBIT C

MINIMUM SALES, SAMPLE, AND MARKETING REQUIREMENTS

	June 1, 2004 to December 31, 2004[1]		January 1, 2005 to December 31, 2005[1]				January 1, 2006 to December 31, 2006[1]				Every Year therafter[1,2]
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Sales of Products[3]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Samples of Products[3]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Number of Sales Representatives[4,5]	150		200				3 00				300

Promotional Funding[2,6]	[*]		[*]				[*]				[*]

[*]

[1]	Estimated dates for the enumerated time frames; may be shifted forward or pushed back depending on actual Approval Date, with first day of the initial six-month period being the Approval Date and the subsequent one-year periods being measured from such date.

[2]	Promotional funding for the period January 1, 2007 to December 31, 2008 must equal or exceed [*] the aggregate on an annual basis, but aggregate promotional funding for each year thereafter shall only be required to equal or exceed [*]
[3]	Measured in 1,000s of units.

[4]	Measured in number of representatives.

[5]	Salary and other compensation and/or employment- and travel-related expenses for sales representatives shall be borne by TEAMM.

[6]	Exclusive of costs of samples or salary and other compensation-, employment-, and travel-related expenses for sales representatives.

EXHIBIT D

STANDARD TERMS AND CONDITIONS OF SALE

I.	Definitions

Respirics:	Respirics, Inc.

Buyer:	The person or organization that has placed an Order with Respirics or with whom Respirics has concluded an agreement.

Standard Terms:	These Standard Terms and Conditions of Sale.

Products:	The whole of the Products the subject of this Contract, as specified in the Offer or in the Order.

Offer:	The written proposition, made by Respirics, which includes these Standard Terms, a specification of the Products and the current price.

Order:	The written request, made by the Buyer, including a specification of the Products to be ordered.

II.	Offers, goods, and specifications

1.	All offers, Orders and Contracts of Sale by Respirics shall be subject to these Standard Terms

2.	These standard Terms can only be amended with the specific written consent of Respirics.

III.	Orders

1.	No Order shall be binding on Respirics until expressly accepted by Respirics in writing.

2.	No Order may be cancelled and/o amended by the Buyer except with the written consent of Respirics.

3.	Subject to the terms and conditions contained in the Distribution Agreement between Respirics and Buyer, which shall govern and be superior to these Standard Terms and Conditions of Sale, and subject to any special terms subsequently agreed upon in writing between Respirics and Buyer, these Standard Terms and Conditions of Sale represent the understanding between the parties and shall supersede and exclude any previous agreements between Respirics and the Buyer in relation to their subject matter and all terms and/or General Conditions of whatever nature which the Buyer may in any way seek to impose

IV.	Prices

1.	Unless otherwise agreed upon, all prices mentioned in Respirics current standard price list are based on delivery FOB Respirics.

2.	The price shall be exclusive of, and the Buyer shall pay, all duties or taxes arising in connection with the sale unless otherwise agreed to by Respirics in writing.

V.	Payment

1.	Subject to any agreement to the contrary, payment must be made within 30 days from the date of the invoice.

2.	If the Buyer commits any breach of this Contract, all monies accrued and owing under this Contract shall immediately become due and payable.

3.	In the event of any late payment, the Buyer shall pay Respirics interest from the date payment became due, to be calculated at the Wall Street Journal Prime Rate increased by 5% per month.

4.	All payments shall be made in full without deducting any right of equity, set-off or counterclaim.

VI.	Carriage and delivery

1.	Unless otherwise agreed upon, delivery of the Products shall be FOB, Respirics.

2.	Any delivery time specified by the Buyer or indicated by Respirics is an estimate only and Respirics shall not have any liability whatsoever for failure to deliver the Products at or within any such delivery time. In case of any late deliver, Respirics must be formally declare to be in default and must be granted a reasonable term to comply with its delivery obligation.

3.	If the Buyer refuses to take prompt deliver or is negligent in providing necessary information or instructions in accordance with these Standard Terms, then the Products shall be stored at the Buyers risk. The Buyer shall pay Respirics all additional delivery, storage and insurance costs and any other costs incurred along with any loss arising in connection with this neglect or refusal.

4.	Buyer shall inspect all Products promptly upon receipt thereof. Such inspection shall include, without limitation, a quality control analysis. Any Product not properly rejected within 4 weeks after receipt by the Buyer shall be deemed accepted. The Buyer shall be deemed to have received the correct quantity of the Products upon Respirics’ delivery note being signed on behalf of the Buyer or by its carrier. In the event of an incomplete or excessive delivery, the Buyer shall not be entitled to reject the Products included in the Contract or to treat the Contract as repudiated.

5.	Buyer shall notify Respirics in writing within 5 days from the moment of discovery of any other defect or within 5 days from the moment the defect should have been discovered. Save only as provided under these General Conditions, Respirics shall not be held liable for any defect which is not so notified. Unless expressly agreed otherwise, the risk of loss ensuing from loading and transporting the Products shall be borne by the Buyer even if the transport is handled by Respirics at the Buyer’s request.

VII.	Retention of title.

1.	Notwithstanding delivery, title to the Products shall remain in Respirics and shall not pass to the Buyer until Respirics has received payment in full with respect to all Products delivered or to be delivered, work done in relation to sales agreements, interest owed and/or accrued including any cost which may arise in respect of letters of credit, bills of exchange or cheques along with any storage and other costs, resulting from a breach of the sales agreement by the Buyer.

VIII.	Intellectual property rights.

1.	All patents, designs, trademarks, copyrights and other industrial or intellectual property rights of Respirics of whatever nature in respect of the Products, any of their constituent parts, their packaging or other material supplied with the Products shall remain the absolute property of Respirics and shall remain vested in Respirics.

2.	The Buyer shall indemnify Respirics against any and all loss, damage, claims, costs, and expenses suffered or incurred by Respirics in connection with any material, information or instruction supplied by the Buyer in relation to the Products, including the industrial or intellectual property rights as stated in Article VIII. 1.

IX.	Liability.

1.	Respirics’ liabilities regarding the Products shall be limited in accordance with the provisions of warranties, if any, agreed to in the Distribution

Agreement between Respirics and Buyer. Respirics does not give any warranty beyond such warranties.

2.	Respirics’ aggregate liability to the Buyer in respect of any and all causes of action arising at any time in connection with the Products, including but not limited to action in relation to negligence, shall be limited to the amount paid the Buyer for the Products or replacement of the Product at Respirics’ option. In no event shall Respirics be liable for costs of procurement of substitute goods by anyone. In no event shall Respirics be liable for any special, consequential, incidental, or indirect damages, including but not limited to damages resulting from late delivery and loss of profit.

X.	Alterations to the Products and description.

1.	After delivery of the Products, the Buyer shall not alter the Products or alter any marks, designs or artwork on the Products or on the packaging. The Buyer shall not apply its own marks on the Products or on their packaging, and shall not cause, allow or permit any third party to do so.

XI.	Default.

1.	If any of the following events occur, all monies accrued and owing under the Contract shall become immediately due and payable and Respirics shall be entitled at any time thereafter to terminate the Contract and any other Contract between Respirics and the Buyer by written notice, or to suspend further deliveries of Products, without prejudice to its right to full indemnification:

•	if the Buyer defaults or commits a breach of the Contract or of any other obligations to Respirics and if, in Respirics’ reasonable judgment, termination of the contract or suspension of further deliveries is justified;

•	if an attachment or execution is levied upon the Buyer’s property and/or assets;

•	if the Buyer makes, offers or proposes a settlement, arrangement or composition with its creditors. If a resolution or petition to wind up the Buyer’s business is passed or presented, if a petition for an administrative order in respect of the Buyer is presented, if a petition for a bankruptcy order is made against the Buyer, or if a receiver, liquidator, trustee or manager of the Buyer’s undertaking, property, assets or any part thereof is appointed;

•	If Respirics considers that the Buyer may be unable to provide payment in full and/or to perform any of its other obligations under the Contract, and the Buyer is (in Respirics’ reasonable judgment) not able to provide security covering his obligation.

2.	Should the Buyer fail to fulfill one or more of his obligations, all reasonable costs incurred in and out of court in order to realize fulfillment will be at his expense. Such costs will in any event include those for collecting agencies,bailiffs and attorneys

XII.	Force majeure.

1.	Respirics shall not be liable, if it is prevented from or hindered or delayed in performing any of its obligations by reason of force majeure. Force majeure shall consist of, but shall not be limited to, the following:

•	strike, lock-out or trade dispute (in each case whether involving Respirics’ or a third party’s employees);

•	non-availability, interruption, failure of or delay in Respirics’ usual supply sources, manufacturing facilities, transportation routes or facilities;

•	breakdown of machinery or power failure;

•	default or delay by Respirics’ sub-Contractors, acts of national or local government or other authorities;

•	storm, tempest, fire, flood, explosion, accident, theft, civil disturbance, insurrection or war.

XIII.	Governing Law.

1.	These Standard Terms and any Contract in conjunction therewith shall be governed by the laws of the State of North Carolina, without regards to its conflicts of laws provisions.

2.	In any proceeding instigated by the Buyer in respect of any matter which may arise in connection with the contract or these Standard Terms, the courts of North Carolina shall have exclusive jurisdiction. In any such proceedings brought by Respirics, Respirics shall be at liberty to bring the proceeding before the courts of North Carolina or any other court which would have jurisdiction in the absence of this clause.

EXHIBIT E

TRADEMARKS

RESPIRICS™

MD TURBO™

I-POINT™

I-POINT TECHNOLOGY™